UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 12, 2015

Green Plains Inc.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

001-32924	84-1652107
(Commission file number)	(IRS employer identification no.)

450 Regency Parkway, Ste. 400, Omaha, Nebraska	68114
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously described in Amendment No. 1 on Form 8-K/A filed on November 5, 2015, Green Plains Inc. (“Green Plains”) entered into a definitive agreement on October 28, 2015, to acquire Murphy Oil USA, Inc.’s ethanol production facility located in Hereford, Texas. On November 12, 2015, Green Plains acquired Hereford Renewable Energy, LLC for cash of approximately $93.8 million, which includes $78.5 million for the ethanol production facility and an initial amount for working capital and inventory. An adjusted amount, based on a calculation of actual working capital and inventory acquired as of the closing date, will be determined and paid or received shortly after closing.

The parties made customary representations and warranties in the definitive agreement and agreed to certain customary covenants and indemnities.

The foregoing summary of the definitive agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the definitive agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K.

Item 2.01. Completion of Acquisition of Disposition of Assets.

The information disclosed in Item 1.01 is incorporated by reference into this Item 2.01.

Item 8.01. Other Events.

Green Plains issued a press release dated November 12, 2015, announcing the closing of the transaction with Murphy Oil USA, Inc., which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Number	Description
2.1	Membership Interest Purchase Agreement between Murphy Oil USA, Inc. and Green Plains Inc. dated October 28, 2015 (certain exhibits and disclosure schedules to this agreement have been omitted; Green Plains will furnish such exhibits and disclosure schedules to the SEC upon request)

99.1	Press release, dated November 12, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Green Plains Inc.

Date: November 12, 2015	By:	/s/ Jerry L. Peters
Jerry L. Peters Chief Financial Officer (Principal Financial Officer)

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